Exhibit 99.1

For Immediate Release

SCANA Investor Contacts:
Bryan Hatchell	Betty Best
(803) 217-7458	(803) 217-7587
bhatchell@scana.com	bbest@scana.com

SCANA Corporation Announces Proposed Offering of Common Stock

COLUMBIA, S.C., December 29, 2008… SCANA Corporation (NYSE: SCG) (“SCANA”) announced today that, in conjunction with the decision by the Standard & Poor’s Corporation to include SCANA in the S&P 500 Index after the market close on December 31, 2008, it intends to offer approximately 2,000,000 shares of its common stock in a registered public offering.  In addition, the underwriter is expected to have an over-allotment option to purchase up to 300,000 additional shares of SCANA’s common stock. SCANA will use the net proceeds from the sale for the financing of capital expenditures and for other general corporate purposes.

Morgan Stanley & Co. Incorporated is the sole book-running manager for this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction.

When available, copies of the prospectus and prospectus supplement relating to the shares of common stock offered in this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street (Attention: Prospectus Department), New York, New York, 10014 or by email at prospectus@morganstanley.com.

PROFILE

SCANA Corporation, a South Carolina corporation headquartered in Columbia, South Carolina, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses in South Carolina, North Carolina and Georgia.